Exhibit 99.2

Consolidated Financial Statements of American Capital Asset Management, LLC

The consolidated financial statements of American Capital Asset Management, LLC, a wholly-owned portfolio company of American Capital, Ltd., are being provided pursuant to Rule 3-09 of Regulation S-X. These consolidated financial statements are as of December 31, 2013 and 2012 and for each of the three years ended December 31, 2013 and are prepared in accordance with accounting principles generally accepted in the United States.

In accordance with Rule 3-09 of Regulation S-X, only the 2012 and 2011 consolidated financial statements are required to be audited under U.S. Generally Accepted Auditing Standards as 2012 and 2011 were the only years in which American Capital Asset Management, LLC met the conditions of a significant subsidiary under Rule 1-02(w) of Regulation S-X. The consolidated financial statements as of and for the year ended December 31, 2013 are unaudited.

REPORT OF INDEPENDENT AUDITORS

To the Board of Managers of American Capital Asset Management, LLC

We have audited the accompanying consolidated financial statements of American Capital Asset Management, LLC (the “Company”), which comprise the consolidated balance sheet as of December 31, 2012, and the related consolidated statements of operations and comprehensive income, changes in members' equity and cash flows for the two years ended December 31, 2012 and 2011, and the related notes to the consolidated financial statements.

Management's Responsibility for the Financial Statements
Management is responsible for the preparation and fair presentation of these financial statements in conformity with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.

Auditor's Responsibility
Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion
In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of American Capital Asset Management, LLC at December 31, 2012, and the consolidated results of its operations and its cash flows for the two years ended December 31, 2012 and 2011 in conformity with U.S. generally accepted accounting principles.

Other Matter
The accompanying consolidated balance sheet of American Capital Asset Management, LLC as of December 31, 2013, and the related consolidated statements of operations and comprehensive income, changes in members' equity and cash flows for the year then ended were not audited, reviewed, or compiled by us and, accordingly, we do not express an opinion or any other form of assurance on them.

/s/ Ernst & Young LLP

McLean, Virginia
April 1, 2013

AMERICAN CAPITAL ASSET MANAGEMENT, LLC
CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 31,
	2013	2012
	(unaudited)
Assets
Cash and cash equivalents	$64,798	$30,075
Restricted cash and cash equivalents	15,786	15,739
Management fee and other receivables from affiliates	67,535	47,821
Compensation plan investments, at fair value	29,615	18,213
Other investments, at fair value	199,565	—
Intangible assets, net	3,943	8,001
Deferred tax assets, net	27,729	29,882
Other assets	8,087	1,660
Assets of consolidated collateralized loan obligation entities:
Restricted cash	84,879	85,490
Investments at fair value	1,530,434	819,307
Other assets	28,150	11,183
Total Assets	$2,060,521	$1,067,371

Liabilities, Redeemable Non-controlling Interests and Member's Equity
Liabilities
Debt	$33,000	$9,000
Dividend payable	26,838	26,060
Deferred tax liabilities	17,357	17,229
Accounts payable and other accrued liabilities	97,441	46,379
Non-recourse liabilities of consolidated collateralized loan obligation entities:
Senior and subordinated note obligations, at fair value	1,497,269	745,323
Accrued interest	10,890	6,845
Unsettled trade obligations and other liabilities	76,254	101,673
Total Liabilities	1,759,049	952,509

Redeemable Non-controlling Interests	25,425	21,568

Member's Equity
Member's contributions	552,341	280,025
Retained earnings, net of accumulated distributions	(276,003)	(184,720)
Accumulated other comprehensive loss	(291)	(2,011)
Total Member's Equity	276,047	93,294
Non-controlling interests	(4,837)	(2,294)
Total American Capital Asset Management, LLC Member's Equity	280,884	95,588

Total Liabilities, Redeemable Non-controlling Interests and Member's Equity	$2,060,521	$1,067,371

See accompanying notes.

AMERICAN CAPITAL ASSET MANAGEMENT, LLC
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands)

	Year Ended December 31,
	2013	2012	2011
	(unaudited)
Operating Revenue
Management and incentive fee revenue, net	$194,249	$175,106	$127,900
Other fees and revenue	19,158	14,478	10,991
Interest and other investment income on consolidated collateralized loan obligation entities	56,422	24,322	16,460
Total Operating Revenue	269,829	213,906	155,351

Operating Expenses
Administrative fees, related party	27,919	25,413	24,531
Salaries, benefits and incentive compensation	51,027	42,180	31,183
Stock-based and other compensation	55,367	80,633	48,932
Depreciation and amortization	4,366	5,518	4,798
General and administrative	18,537	12,157	5,051
Interest expense on consolidated collateralized loan obligation entities	36,921	18,269	13,519
Other expense on consolidated collateralized loan obligation entities	10,720	6,314	321
Total Operating Expenses	204,857	190,484	128,335

Net Operating Income	64,972	23,422	27,016

Other non-operating income (expense), net	(6,431)	3,576	551
Net realized and unrealized gains on consolidated collateralized loan obligation entities	10,274	5,469	—
Net Income Before Income Taxes and Non-controlling Interests	68,815	32,467	27,567
Income tax provision	(40,760)	(15,321)	(27,683)
Net Income (Loss)	28,055	17,146	(116)
Net Income Attributable to Non-controlling Interests	2,450	89	49
Net Income (Loss) Attributable to American Capital Asset Management, LLC	$25,605	$17,057	$(165)

See accompanying notes.

AMERICAN CAPITAL ASSET MANAGEMENT, LLC
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(in thousands)
	Year Ended December 31,
	2013	2012	2011
	(unaudited)
Net Income (Loss)	$28,055	$17,146	$(116)
Other comprehensive income (loss):
Cumulative translation adjustment	1,720	247	(915)
Other comprehensive income (loss)	29,775	17,393	(1,031)
Less: Comprehensive income attributable to non-controlling interest	2,450	89	49
Comprehensive Income (Loss) Attributable to American Capital Asset Management, LLC	$27,325	$17,304	$(1,080)

See accompanying notes.

AMERICAN CAPITAL ASSET MANAGEMENT, LLC
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
	Year Ended December 31,
	2013	2012	2011
	(unaudited)
Cash Flows From Operating Activities:
Net income (loss)	$28,055	$17,146	$(116)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	4,366	5,518	4,798
Stock-based and other compensation	55,367	80,633	48,932
Net realized and unrealized losses (gains) on compensation plan investments	5,968	(1,465)	(900)
Net realized and unrealized gains on other investments	(1,290)	—	—
Effects of exchange rate changes on monetary assets and liabilities denominated in foreign currencies	541	607	3,247
Changes in operating assets and liabilities:
Other assets	2,649	(3,727)	(10,359)
Other liabilities	19,657	162	10,788
Consolidated collateralized loan obligation entities operating activities:
Net realized and unrealized gains	(10,274)	(5,469)	—
Accretion of payment-in-kind income in investments	(69)	(115)	(208)
Net change in other assets and liabilities	744	2,775	434
Net cash provided by operating activities	105,714	96,065	56,616

Cash Flows From Investing Activities:
Capital expenditures for property and equipment	(367)	(117)	(103)
Cash paid for intangible assets	—	—	(6,232)
Purchases of other investments	(162,305)	—	—
Proceeds from sales of other investments	502	—	—
Principal repayments	3,894	—	—
Consolidated collateralized loan obligation entities investing activities:
Purchase of bank loans and other investments	(1,487,692)	(554,979)	(163,803)
Draws on revolving credit facility investments, net	(7,295)	(7,453)	(8,522)
Proceeds from sales and maturities of bank loans and other investments	224,085	44,571	37,827
Principal repayments and bond redemptions	521,768	169,075	132,625
Net cash used in investing activities	(907,410)	(348,903)	(8,208)

Cash Flows From Financing Activities:
Member distributions	(114,257)	(83,335)	(33,556)
Member distributions - non-controlling interest	(4,244)	(8,355)	(4,191)
Member contributions	170,080	115,898	—
Repurchase of redeemable non-controlling interest	—	(55,898)	—
Draws on revolving lines of credit, net	24,000	3,000	6,000
Repayments of debt	—	—	(5,761)
Consolidated collateralized loan obligation entities financing activities:
Draws (repayments) on bridge financing, net	(29,346)	29,346	—
Increase in deferred financing fees	(474)	—	—
Proceeds from issuances of debt	789,463	325,820	—
Net cash provided by (used in) financing activities (1)	835,222	326,476	(37,508)
Effect of currency rate changes on cash and cash equivalents	586	230	(124)
Net increase in cash and cash equivalents	34,112	73,868	10,776
Cash and cash equivalents, beginning of year (2)	115,565	41,697	30,921
Cash and cash equivalents, end of year (2)	$149,677	$115,565	$41,697

Supplemental Cash Flow Information:
Cash paid for interest	$1,144	$275	$135
Cash paid for interest by consolidated collateralized loan obligation entities	$32,877	$14,207	$12,994
Cash paid (received) for income taxes	$327	$1,981	$(110)
Non-cash Investing Activities:
Non-cash contribution of investments from Member	$24,748	$—	$—
(1) During the years ended December 31, 2013, 2012 and 2011, excludes deemed contributions from the Member of $36,429 (unaudited), $36,288 and $16,078, respectively, that would have otherwise been used to pay income taxes had the Company been subject to United States and state income taxes.

(2) During the years ended December 31, 2013, 2012 and 2011, includes cash and cash equivalents of $64,798 (unaudited), $30,075 and $20,791, respectively, and restricted cash of consolidated collateralized loan obligation entities of $84,879 (unaudited), $85,490 and $20,906, respectively.

See accompanying notes.

AMERICAN CAPITAL ASSET MANAGEMENT, LLC
CONSOLIDATED STATEMENTS OF CHANGES IN MEMBER'S EQUITY
(in thousands)

	Member's Contributions	Retained Earnings, Net of Accumulated Distributions	Accumulated Other Comprehensive Income (Loss)	Total American Capital Asset Management, LLC Member's Equity	Non-controlling Interest in Consolidated Entities	Total Member's Equity
Balance as of December 31, 2010 (unaudited)	$85,794	$(73,209)	$(1,343)	$11,242	$—	$11,242
Net income (loss)	—	(165)	—	(165)	49	(116)
Stock-based compensation	25,867	—	—	25,867	—	25,867
Contributions from Member	16,078	—	—	16,078	—	16,078
Distributions	—	(39,739)	—	(39,739)	(424)	(40,163)
Change in value of Employee Membership Units	(841)	—	—	(841)		(841)
Currency translation adjustments, net	—	—	(915)	(915)	—	(915)
Balance as of December 31, 2011	126,898	(113,113)	(2,258)	11,527	(375)	11,152
Net income	—	17,057	—	17,057	89	17,146
Stock-based compensation	14,017	—	—	14,017	—	14,017
Contributions from Member	152,186	—	—	152,186	—	152,186
Distributions	—	(86,370)	—	(86,370)	(2,008)	(88,378)
Change in value of Employee Membership Units	(13,076)	—	—	(13,076)	—	(13,076)
Currency translation adjustments, net	—	—	247	247	—	247
Balance as of December 31, 2012	280,025	(182,426)	(2,011)	95,588	(2,294)	93,294
Net income (unaudited)	—	25,605	—	25,605	2,450	28,055
Stock-based compensation (unaudited)	41,061	—	—	41,061	—	41,061
Contributions from Member (unaudited)	231,255	—	—	231,255	—	231,255
Distributions (unaudited)	—	(114,345)	—	(114,345)	(4,993)	(119,338)
Currency translation adjustments, net (unaudited)	—	—	1,720	1,720	—	1,720
Balance as of December 31, 2013 (unaudited)	$552,341	$(271,166)	$(291)	$280,884	$(4,837)	$276,047

See accompanying notes.

AMERICAN CAPITAL ASSET MANAGEMENT, LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands)

Note 1.	ORGANIZATION

American Capital Asset Management, LLC (formerly known as American Capital, LLC and referred to as “ACAM”, “we”, and, collectively with its consolidated subsidiaries and affiliates, the “Company”), through its subsidiaries, manages alternative asset investment funds which invest primarily in debt and equity investments of middle market companies and mortgage-related investments, including European Capital Limited (“European Capital”), American Capital Agency Corp. (“AGNC”), American Capital Mortgage Investment Corp. (“MTGE”), American Capital Equity I, LLC (“ACE I”), and American Capital Equity II, LP (“ACE II”). We refer to these funds as the “Alternative Asset Funds”. The Company also manages, through its subsidiary American Capital Leveraged Finance Management, LLC (“ACLFM”) and its subsidiaries, collateralized loan obligation (“CLO”) funds, including ACAS CLO 2007-1, Ltd. (“ACAS CLO 2007-1”), ACAS CLO 2012-1, Ltd. (“ACAS CLO 2012-1”), ACAS CLO 2013-1, Ltd. (“ACAS CLO 2013-1”) and ACAS CLO 2013-2, Ltd. (“ACAS CLO 2013-2”), collectively referred to as the “CLO Funds”, and American Capital Senior Floating, Ltd. (“ACSF”), a closed-end investment management company. The Alternative Asset Funds, the CLO Funds and ACSF are collectively referred to as the “Managed Funds”. The subsidiaries that manage the Alternative Asset Funds, the CLO Funds and ACSF are collectively referred to as the “Fund Managers”.

ACAM is wholly owned by American Capital, Ltd. (“American Capital”), which is an internally managed, non-diversified closed-end publicly traded investment company that is regulated as a business development company under the Investment Company Act of 1940, as amended (“1940 Act”). ACAM is not consolidated by American Capital and is not regulated under the 1940 Act.

Note 2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation
The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“US GAAP”).

Reclassifications
We have reclassified certain prior period amounts in our consolidated financial statements to conform to our current period presentation. These reclassifications had no impact on the prior periods' net income (loss) or member's equity.

Use of Estimates in Preparation of Financial Statements
The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the periods reported. Actual results could differ from those estimates.

Principles of Consolidation
The consolidated financial statements include the accounts of ACAM and its subsidiaries. The Company consolidates subsidiaries in which it exercises voting control through holding, directly or indirectly, more than 50% of the voting rights or, as discussed below, the entity is a variable interest entity (“VIE”) for which the Company is deemed to be the primary beneficiary. All significant intercompany accounts and transactions have been eliminated.

Variable Interest Entities
The CLO Funds have been determined to be VIEs. Under the requirements of Financial Accounting Standards (“FASB”) Accounting Standards Codification (“ASC”) Topic 810, Consolidation, (“ASC 810”), an enterprise that has the power to direct the activities of the VIE that most significantly impact the VIE's economic performance, and the obligation to absorb losses or the right to receive benefits from the VIE that could potentially be significant to the VIE, is the VIE's primary beneficiary and is required to consolidate the VIE.

The Company has determined that it is the primary beneficiary of each of the CLO Funds, as it has the power to direct the activities of the CLO Funds that most significantly impact the CLO Funds' economic performance, and the right to receive benefits (in the form of senior and subordinate management fees as well as the potential to earn an incentive fee) from the CLO Funds that could potentially be significant to the CLO Funds. The primary beneficiary assessment includes an analysis of the rights of ACLFM in its capacity as investment manager. ACLFM's role as investment manager of the CLO Funds provides that ACLFM contractually has the power, as defined in ASC 810, to direct the activities of the CLO Funds that most significantly impact the CLO Funds' economic performance, such as managing the collateral portfolio and its credit risk. Additionally, the primary beneficiary assessment includes an analysis of ACLFM's rights to receive benefits associated with its management and incentive fees. In addition, American

AMERICAN CAPITAL ASSET MANAGEMENT, LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(in thousands, except per share data)

Capital owns 2% of the mezzanine notes issued by ACAS CLO 2007-1, 70% and 21% of the subordinated loans issued by ACAS CLO 2007-1 and ACAS CLO 2013-2, respectively, and ACLFM owns 70% each of the subordinated loans issued by ACAS CLO 2012-1 and ACAS CLO 2013-1 as of the reporting date, which results in additional benefits and obligations that were considered in the primary beneficiary assessment.

Cash and Cash Equivalents
Cash and cash equivalents consist of demand deposits and highly liquid investments with original maturities of three months or less. Cash and cash equivalents are carried at cost which approximates fair value.

Restricted Cash
Restricted cash includes cash held in accounts for the benefit of European Capital Asset Management Limited (“ECAM”), a European subsidiary of ACAM, for office rental guarantees, bank guarantees and cash held for the benefit of the participants in the discontinued French Stock Loan plan discussed in Note 12 below.

Restricted Cash of CLO Funds
Restricted cash of CLO Funds includes cash held for reinvestment, quarterly interest and principal distributions (if any) to holders of CLO Fund liabilities and payment of CLO Fund expenses.

Property and Equipment
Property and equipment are carried at cost and depreciated using the straight-line method over the estimated useful lives of the related assets ranging from three to ten years, or the shorter of the estimated useful life or lease term for leasehold improvements. Property and equipment are included in Other assets on the consolidated balance sheets.

Management and Incentive Fee Revenue Recognition
Management fees, which are generally calculated as a percentage of assets or equity under management, are recognized when earned and collection is probable. Certain contracts for management services also provide for performance-based fees (“Incentive Fees”), which are generally earned when a predefined minimum investment return (“Return Threshold”) for the Managed Funds are earned. When applicable, Incentive Fees are recognized in the consolidated statements of operations based on the contractual conditions set forth in the agreements governing the Managed Fund as if the Managed Fund were terminated and liquidated at the reporting date and the Managed Fund's investments were realized at the then estimated fair values. Incentive Fees are earned by the Fund Managers of those Managed Funds to the extent that Return Thresholds have been met. If these investment returns decrease or turn negative in subsequent periods, previously recognized Incentive Fees will be reversed and, to the extent that the aggregate amount of carried distributions received by the Fund Managers during the term of the Managed Fund exceed the amount to which the Fund Manager was ultimately entitled, a liability (“Clawback Obligation”) would be recorded. The Clawback Obligation, if any, is reflected as a reduction of the Company's Incentive Fee revenue.

Interest Income Recognition
Interest income is recorded on an accrual basis on interest-bearing loans and bond assets. The Company stops accruing interest on its interest-earning investments when it determines that interest is no longer collectible. When an investment is placed on non-accrual, the Company may record reserves on uncollected interest income recorded in prior periods as a reduction in interest income in the current period. Conversely, when an interest-bearing investment is removed from non-accrual, the Company records interest income in the current period on prior period uncollected interest income that was reserved in prior periods.

Interest income on asset backed securities (“ABS”) is recognized using the effective interest method as required by FASB ASC Subtopic 325-40, Investments-Other, Beneficial Interests in Securitized Financial Assets (“ASC 325-40”). Under ASC 325-40, at the time of purchase, we estimate the future expected cash flows and determine the effective interest rate based on these estimated cash flows and our cost basis. Subsequent to the purchase and on a quarterly basis, these estimated cash flows are updated and a revised yield is calculated prospectively based on the current amortized cost of the investment. To the extent the current quarterly estimated cash flows decrease from the prior quarterly estimated cash flows, the revised yield is calculated prospectively based on the amortized cost basis of the investment calculated in accordance with ASC 320-10-35, Investment-Debt and Equity Securities. In estimating these cash flows, there are a number of assumptions that are subject to uncertainties and contingencies. These include the amount and timing of principal payments (including prepayments, repurchases, defaults and liquidations), the pass through or coupon rate, and interest rate fluctuations. In addition, interest payment shortfalls due to delinquencies on the underlying loans and the timing and magnitude of projected credit losses on the loans underlying the securities have to be estimated. These uncertainties and contingencies are difficult to predict and are subject to future events that may impact our estimates and interest income. As a result, actual results may differ significantly from these estimates.

AMERICAN CAPITAL ASSET MANAGEMENT, LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(in thousands, except per share data)

Interest income earned on CLO Fund investments is recorded in the line item interest and other investment income on consolidated collateralized loan obligation entities on the consolidated statements of operations. Other interest income, including interest on investments held by ACSF, is recorded in the line item other fees and revenue on the consolidated statements of operations.

Stock-Based Compensation
The Company accounts for all share-based payments to employees under FASB ASC Topic 718, Compensation-Stock Compensation (“ASC 718”). The Company estimates the fair value of its employee share-based payment awards using certain subjective assumptions, such as expected future cash flows. Awards accounted for as liability awards are measured at fair value on the settlement date and the reporting dates. The valuation assumptions used in estimating the fair value of share-based awards may change in future periods. The Company recognizes the fair value of awards over the vesting period or the requisite service period only for those awards expected to vest using an estimated forfeiture rate.

Non-controlling Interest
Where the Company does not own a 100% interest in a consolidated entity, the portion of net income (loss) and the related equity interest is allocated to the investors other than the Company. Non-controlling interest in the consolidated entities is comprised of third-party investors' interests in the Company's consolidated voting interest entities. The Company records non-controlling interest at redemption value as temporary equity in the consolidated financial statements.

Fair Value Measurements
The Company has elected the fair value option under FASB ASC Topic 825, Financial Instruments, to measure the assets and liabilities of all consolidated CLO Funds at fair value to reduce the likelihood of accounting mismatches between the carrying value of the assets and liabilities, and to simplify accounting operations.

CLO Fund investments, investment assets held by ACSF (the “ACSF Investments”) and investments purchased in conjunction with the Company's compensation plans (“Compensation Plan Investments”) are stated at fair value. FASB ASC Topic 820, Fair Value Measurement and Disclosures (“ASC 820”), requires, among other things, disclosures about assets and liabilities that are measured and reported at fair value.

ASC 820 provides a framework for measuring the fair value of assets and liabilities and provides guidance regarding a fair value hierarchy, which prioritizes information used to measure fair value and the effect of fair value measurements on earnings. Due to the uncertainty inherent in the valuation process, estimates of fair value may differ significantly from the values that would have been used had a ready market for our investments existed, and the differences could be material. Additionally, changes in the market environment and other events that may occur over the life of the investments may cause the gains or losses ultimately realized on these investments to be different than the valuations currently assigned.

ASC 820 defines fair value in terms of the price that would be received upon the sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date under current market conditions. Under ASC 820, the fair value measurement also assumes that the transaction to sell an asset occurs in the principal market for the asset or, in the absence of a principal market, the most advantageous market for the asset. The principal market for an asset is the market in which the reporting entity would sell or transfer the asset with the greatest volume and level of activity for the asset. The market in which the Company would sell its CLO Fund investments and ACSF Investments is the syndicated loan market.

CLO Fund and ACSF Investments
The loan assets of the CLO Funds and ACSF are predominantly valued using evaluated pricing service quotations from a nationally recognized third-party service provider. When possible, the Company makes inquiries of the third-party pricing sources to understand their use of significant inputs and assumptions. The Company reviews the third-party fair value estimate and performs procedures to validate their reasonableness, including an analysis of the range and dispersion of third-party estimates, frequency of pricing updates, comparison of recent trading activity for similar securities and review for consistency with market conditions observed as of the measurement date. The Company may estimate the fair value of certain of its investments using a market yield valuation methodology that generally combines market and income approaches. Bonds and ABS investments are valued using quotes from third-party brokers, pricing services, a market yield valuation methodology, or a combination thereof. In the event that a third-party pricing source is unable to price an investment, or in cases where the Company believes that pricing service

AMERICAN CAPITAL ASSET MANAGEMENT, LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(in thousands, except per share data)

quotations do not provide sufficient evidence to support a market participant's view of the fair value of the asset being valued, other relevant factors, data and information are considered, including:

•	price quotations for and trading in similar investments and the market environment;

•
the characteristics of and fundamental analytical data relating to the investment, including the cost, size, current interest rate, period until next interest rate reset, maturity and base lending rate, the terms and conditions of the loan and any related agreements, and the position of the loan in the issuer's debt structure;

•	the nature, adequacy and value of the collateral;

•	the creditworthiness of the borrower; and

•	general economic and market conditions affecting the fair value of the senior secured corporate loan.

The Company estimates the fair value of investments in subordinated tranches of collateralized loan obligation (“CLO”) securities using third-party broker quotes, purchases or sales of the same or similar securities, and the Company’s cash flow forecasts subject to assumptions a market participant would use regarding the investments’ underlying collateral including, but not limited to, assumptions of default and recovery rates, reinvestment spreads and prepayment rates. Cash flow forecasts are discounted using a market participant’s market yield assumptions that are derived from multiple sources including, but not limited to, third-party broker quotes, industry research reports and transactions of securities and indices with similar structure and risk characteristics. The Company weights the use of third-party broker quotes, if any, in determining fair value based on its understanding of the level of actual transactions used by the broker to develop the quote and whether the quote was an indicative price or binding offer, depth and consistency of broker quotes and the correlation of changes in broker quotes with underlying performance and other market indices.

Compensation Plan Investments
Assets held for employee compensation plans, which consist entirely of actively traded equity securities, are valued using quoted prices from the NASDAQ stock exchange at the reporting date.

Accounting for Income Taxes
As a limited liability company, the Company is taxed as a disregarded entity and most of its subsidiaries are either disregarded entities or partnerships for United States federal income tax purposes and, accordingly, are not generally subject to United States federal, state and local income taxes. However, the Company is included in the consolidated federal tax return of American Capital, and for financial statement reporting purposes the Company is required to calculate and record a provision for income taxes as if it was a division of its parent. Provisions for income tax are reflected in the consolidated statement of changes in member's equity as Contributions from Member. One of the Company's subsidiaries is organized and taxable as a corporation in the United Kingdom with branches in other European countries, where it is subject to corporate tax in those countries.

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recorded to reflect the future tax consequences of temporary differences between the financial reporting bases of assets and liabilities and their tax bases at each year end. Deferred tax assets and liabilities are measured using the enacted income tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. Deferred tax assets and liabilities are adjusted for future income tax rate changes in the year the changes are enacted. Deferred tax assets are recognized for operating loss and tax credit carryforwards if management believes, based upon existing evidence, that it is more likely than not that the carryforwards will be utilized. All deferred tax assets are reviewed for realizability and valuation allowances are recorded if it is more likely than not that the deferred tax assets will not be realized. The Company recognizes interest and penalties for uncertain tax position as a component of its income tax expense.

Foreign Currency Translation and Transactions
The Company's assets and liabilities denominated in foreign currencies are translated at foreign exchange rates in effect at the balance sheet date, while results of operations are translated at average foreign exchange rates for the respective periods. The resulting translation gains or losses are included as a separate component of member's equity in Accumulated other comprehensive income (loss) in the consolidated statements of operations. Foreign currency transaction gains and losses have been included in Other non-operating income, net in the consolidated statements of operations.

Allowance for Accounts Receivable
The Company evaluates the collectability of accounts receivable, which are primarily amounts due from the Alternative Asset Funds, based on individual evaluations of amounts outstanding. These receivables are assessed regularly for collectability and amounts determined to be uncollectible are recorded as a reduction in revenue.

AMERICAN CAPITAL ASSET MANAGEMENT, LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(in thousands, except per share data)

Concentration of Credit Risk
The Company places its cash and cash equivalents with major financial institutions and cash held in checking accounts may exceed the Federal Deposit Insurance Corporation insured limit.

Trade Date Accounting
The Company records its investment purchases and sales on a trade date basis, as the trades represent a binding commitment to buy or sell the security traded. In the event that a trade is not probable of settlement, the original transaction is reversed in the period in which the Company makes that determination.

Intangibles
The Company's finite-lived intangible assets are amortized over their estimated useful lives. Finite-lived intangible assets are reviewed for impairment annually or when events or changes in circumstances that indicate that the carrying amount of an asset may not be recoverable. An impairment is recognized if the carrying amount is not recoverable and exceeds the fair value of the intangible asset.

Impairment of Long-Lived Assets
The Company assesses the recoverability of long-lived assets annually or when an indicator of impairment exists. When an indicator of impairment is present, the Company determines if a long-lived asset or asset group is recoverable by comparing the carrying value of these assets to their estimated undiscounted future operating cash flows. If the long-lived asset or asset group is not recoverable, a charge is recognized for the difference between the long-lived asset or asset group's carrying value and fair value.

Recent Accounting Pronouncements
In February 2013, the FASB Issued ASU 2013-2, Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income (“ASU 2013-2”). ASU 2013-2 requires companies to report the effect of significant reclassifications out of accumulated other comprehensive income (“AOCI”) by component. For significant items reclassified out of AOCI to net income in their entirety during the reporting period, companies must report the effect on the line items in the statement where net income is presented. For significant items not reclassified to net income in their entirety during the period, companies must provide cross-references in the notes to other disclosures that already provide information about those amounts. On January 1, 2013 we adopted ASU 2013-2. It did not have a material impact on our consolidated financial statements.

In June 2013, the FASB issued ASU No. 2013-08, Financial Services-Investment Companies (Topic 946): Amendments to the Scope, Measurement, and Disclosure Requirements (“ASU 2013-08”). ASU 2013-08 changes the approach to the assessment of whether a company is an investment company, clarifies the characteristics of an investment company, provides comprehensive guidance for the investment company assessment and contains certain disclosure requirements. ASU 2013-08 is effective for interim and annual reporting periods in fiscal years that begin after December 15, 2013. Earlier application is prohibited. We do not believe the adoption of ASU 2013-08 will have a material impact on our consolidated financial statements.

In July 2013, the FASB issued ASU No. 2013-11, Income Taxes (Topic 740): Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists (a consensus of the Emerging Issues Task Force) (“ASU 2013-11”) which provides guidance on the financial statement presentation of an unrecognized tax benefit when a net operating loss (“NOL”) carryforward, a similar tax loss, or a tax credit carryforward exists. Under ASU 2013-11, an entity is required to present an unrecognized tax benefit in the financial statements as a reduction to a deferred tax asset for an NOL carryforward, a similar tax loss, or a tax credit carryforward unless (i) the NOL carryforward, a similar tax loss, or a tax credit carryforward is not available as of the reporting date under the governing tax law to settle taxes that would result from the disallowance of the tax position, or (ii) the entity does not intend to use the deferred tax asset for this purpose (provided that the tax law permits a choice). If either of these conditions exists, an entity is required to present an unrecognized tax benefit in the financial statements as a liability with no offset of the unrecognized tax benefit with a deferred tax asset. ASU 2013-11 is effective for fiscal years, and interim periods within those years, beginning after December 15, 2013 and early adoption is permitted. The amendments should be applied prospectively to all unrecognized tax benefits that exist at the effective date. Retrospective application is permitted. We do not believe the adoption of ASU 2013-11 will have a material impact on our consolidated financial statements.

AMERICAN CAPITAL ASSET MANAGEMENT, LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(in thousands, except per share data)

Note 3.	CLO FUNDS

CLO Fund General Information
The CLO Funds are special purpose vehicles that own portfolios of investments (the “CLO Fund Investments”), including privately issued and broadly syndicated senior secured corporate loans from a variety of industries and, to a lesser extent, bonds, ABS and equity securities. ACAS CLO 2007-1 was created in 2007, ACAS CLO 2012-1 and ACAS CLO 2013-1 were each created in 2012, and ACAS CLO 2013-2 was created in 2013. The CLO Funds' Investment activities are governed by guidelines (the “Investment Guidelines”) outlined in the CLO Fund indentures (the “Indentures”), which place limitations on the types and credit quality of the investments, as well as limits on concentrations within industries, geographic locations and among issuers. The CLO Funds have a defined investment period during which they are allowed to make investments or reinvest capital (the “Reinvestment Period”) as it becomes available. After the Reinvestment Period, proceeds from principal payments or bond redemptions from the CLO Fund Investments are either paid to each of the CLO Fund noteholders in accordance with the established priority of payments, commonly referred to as the “waterfall” or, in certain circumstances defined in the Indentures, may be reinvested in other CLO Fund Investments. Interest and fees collected from the CLO Fund Investments, net of certain CLO Fund expenses, are used to pay interest to the holders of the CLO Fund notes.

The CLO Funds are primarily financed through the issuance of CLO Fund notes to third-parties. The Company's risk in the CLO Funds it manages is limited to any uncollected management fees and the ACLFM investments in the subordinated notes of ACAS CLO 2012-1 and ACAS CLO 2013-1 (the “ACLFM CLO Investments”). Therefore, gains or losses of the CLO Funds do not significantly impact the Company's balance sheet, results of operations or cash flows. The Company has no right to the benefits from, nor does it bear the risks associated with, anything beyond the ACLFM CLO Investments and the investment management fees which ACLFM earns, including senior management fees and subordinated management fees (together, the “CLO Management Fees”). If the Company were to liquidate, the CLO Fund Investments would not be available to any general creditors of the Company. Additionally, the CLO Fund Investments are held solely to satisfy the obligations of the CLO Funds, and the investors in the CLO Funds have no recourse to the general credit of the Company for the CLO Fund notes.

CLO Fund Investments
The CLO Fund Investments, excluding its equity securities, mature at various dates between 2014 and 2022, typically pay interest at the London Interbank Offering Rate (“LIBOR”) or Prime plus a spread, and typically range in credit rating categories from BBB to unrated. As of December 31, 2013, the fair value of the senior secured corporate loans, bonds and ABS exceeded the unpaid principal balance by approximately $4,447 (unaudited). As of December 31, 2012, the unpaid principal balance of the senior secured corporate loans, bonds and ABS exceeded the fair value by $2,865. There were no CLO Fund Investments in default as of December 31, 2013 (unaudited) and 2012.

CLO Fund Notes
The CLO Funds finance the purchase of the CLO Fund Investments through the issuance of various tranches of debt and subordinated note securities (the “CLO Fund Notes”) that are collateralized by the CLO Fund Investments. The most senior CLO Fund Notes (the “CLO Fund Senior Notes”) represent the majority of the total liabilities of the CLO Funds and carry the highest credit rating, generally AAA at issuance, and have the first priority of payment on the cash flows of the CLO Funds, after payment of certain of the CLO Funds' expenses, through the waterfall. The majority of the CLO Fund Senior Notes are issued at a specified spread above LIBOR, which varies from 0.21% to 1.52%. Other subordinated tranches of CLO Fund Notes (the “CLO Fund Mezzanine Notes”), generally rated AA through B at issuance, have the priority of payment after the CLO Fund Senior Notes. The majority of the CLO Fund Mezzanine Notes are issued at a specified spread over LIBOR, which varies from 0.50% for the more senior tranches to 6.10% for the more junior tranches. The most junior tranche of CLO Fund Notes (the “CLO Fund Subordinated Notes”) do not have a stated interest rate, but are entitled to the residual cash flows of the CLO Funds' after payment of interest on the CLO Fund Senior Notes and the CLO Fund Mezzanine Notes, and payment of the expenses of the CLO Funds. The CLO Fund Senior Notes and the CLO Fund Mezzanine Notes may be redeemed at the option of the majority of the holders of the CLO Fund Subordinated Notes after a period of time defined in the respective Indentures.

The CLO Fund Notes have stated maturity dates between 2021 and 2025 and are issued in various tranches with different risk profiles and ratings. As of December 31, 2013 and 2012, the outstanding principal balance on the CLO Fund Notes exceeds its fair value by approximately $38,250 (unaudited) and $16,343, respectively.

ACAS CLO 2013-1 Warehouse
As of December 31, 2012, ACAS CLO 2013-1 was in the “warehouse” phase of its existence and had not yet issued CLO Fund Senior Notes or CLO Fund Mezzanine Notes. It had financed the purchase of its CLO Fund Investments through the issuance of

AMERICAN CAPITAL ASSET MANAGEMENT, LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(in thousands, except per share data)

a subordinated note (the “Warehouse Subordinated Note”), and through a senior loan facility (the “Warehouse Facility”) that allowed for draws to fund the settlement of investment purchases after the funds received from the issuance of the Warehouse Subordinated Note had been depleted, up to $210 million.

On March 25, 2013, ACAS CLO 2013-1 exited the warehouse phase. The Warehouse Facility and Warehouse Subordinated Note were paid off in full and CLO Fund Notes with a face amount of $414.3 million were issued to the participating investors, $25.3 million of which are CLO Fund Subordinated Notes purchased by ACLFM.

The CLO Manager
The Company, through a subsidiary of ACLFM, is the investment manager (the “CLO Manager”) of the CLO Funds. In its capacity as the CLO Manager, ACLFM makes investment decisions on behalf of the CLO Funds, subject to the Investment Guidelines. For managing the CLO Fund Investments, ACLFM earns CLO Management Fees, which are based on a fixed percentage of the collateral in the respective portfolio, as defined in the Indentures. A portion of the CLO Management Fees have priority of payment over the interest on the CLO Fund Notes and a portion of the CLO Management Fees are paid after payment of interest due on the CLO Fund Senior Notes and CLO Fund Mezzanine Notes. In the event one or more of the CLO Funds achieves a predefined minimum investment return to holders of their Subordinated Notes at some time in the future, ACLFM may earn additional incentive fees.

In accordance with the principles of consolidation, the CLO Management Fees and the ACLFM CLO Investments have been eliminated in consolidation.

Note 4.	AMERICAN CAPITAL SENIOR FLOATING, LTD.

ACSF General Information
ACSF, a wholly owned subsidiary of the Company, is an externally managed, non-diversified closed-end investment management company. On January 15, 2014, ACSF filed an election to be treated as a business development company (“BDC”) under the 1940 Act, and intends to qualify as a regulated investment company (“RIC”) under the Internal Revenue Code of 1986, as amended. ACSF is externally managed and advised by the Company through a subsidiary of ACLFM.

ACSF was formed in February 2013 as a wholly owned portfolio company of American Capital. On October 15, 2013, American Capital contributed its interest in ACSF to ACAM (the “ACSF Contribution”). As of the date of the ACSF Contribution, the value of the assets and liabilities of ACSF were not material. On November 14, 2013 American Capital contributed investments in the equity tranches of CLOs (the “CLO Investment Contribution”) to ACAM with a fair value of $24,748 (unaudited), which were subsequently sold to ACSF for $24,748 (unaudited). Coterminous with the ACSF Contribution, ACSF entered into a $200,000 revolving credit facility with ACAM (the “ACAM Facility”). As of December 31, 2013, ACSF has drawn $194,748 (unaudited) on the ACAM Facility, substantially all of which has been used to finance the purchase of the investments. In addition to the CLO Investment Contribution, between October 15, 2013 and December 31, 2013 American Capital contributed $170,000 (unaudited) in cash to ACAM to fund ACSF draws on the ACAM Facility. In accordance with the principles of consolidation, amounts related to the ACAM Facility have been eliminated in consolidation.

ACSF Investments
ACSF invests primarily in first lien and second lien floating rate loans to large-market, U.S.-based companies (collectively, “Leveraged Loans”) and, to a lesser extent, in equity and debt tranches of certain CLOs collateralized primarily by Leveraged Loans, loans issued by middle-market companies, mezzanine and unitranche loans and high yield bonds (collectively, the “ACSF Investments”). The ACSF Investments mature at various dates between 2016 and 2026, typically pay interest at LIBOR or Prime plus a spread, and typically range in credit rating categories from BBB to unrated. As of December 31, 2013, the unpaid principal balance fair value of the ACSF Investments exceeded the fair value by approximately $404 (unaudited). There were no (unaudited) ACSF Investments in default as of December 31, 2013.

BAML Facility
On November 14, 2013, ACSF formed a wholly-owned special purpose financing vehicle, ACSF Funding I, LLC, a Delaware limited liability company (“ACSF Funding”). On December 18, 2013, ACSF Funding entered into a two-year $140,000 secured revolving credit facility with Bank of America, N.A., as agent (the “BAML Facility”). See Note 8 for additional information on the BAML Facility.

AMERICAN CAPITAL ASSET MANAGEMENT, LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(in thousands, except per share data)

The ACSF IPO
In January 22, 2014, ACSF completed its initial public offering (“ACSF IPO”) of common stock, in which a total of 10 million shares were issued and sold at a price of $15.00 per share for total gross proceeds of $150,000. The proceeds were used to repay the ACAM Facility and to reimburse American Capital for its organizational and offering costs of approximately $725. In addition to the proceeds from the ACSF IPO, ACSF made a draw on its BAML Facility to fully repay and terminate the ACAM Facility. On January 23, 2014, the Company utilized the proceeds it received from the repayment of the ACAM Facility to make a cash distribution to American Capital of $194,748. In connection with the ACSF IPO, an underwriting commission of $7,952 was incurred and paid by the Company. Subsequent to the ACSF IPO, the Company owns approximately 3% of the outstanding common stock of ACSF and, accordingly, will deconsolidate ACSF.

The ACSF Management Agreement
Effective as of the date of the ACSF IPO, the Company became the investment manager of ACSF. In its capacity as the investment manager of ACSF, the Company makes investment decisions on behalf of ACSF, subject to the approval of ACSF's investment committee. For managing ACSF, the Company earns management fees (the “ACSF Management Fees”) calculated as 0.8% per annum of ACSF's total assets, excluding cash and cash equivalents and net unrealized appreciation or depreciation on its investments. The Company has agreed to be responsible for certain ACSF's operating expenses in excess of 0.75% of ACSF's stockholder's equity for the first full 24 months after ACSF's receipt of the net proceeds from the ACSF IPO.

Note 5.	FAIR VALUE OF FINANCIAL INSTRUMENTS

The levels of fair value inputs used to measure our investments are characterized in accordance with the fair value hierarchy established by ASC 820. Where inputs for an asset or liability fall in more than one level in the fair value hierarchy, the asset or liability is classified in its entirety based on the lowest level input that is significant to that investment's fair value measurement. We use judgment and consider factors specific to the investment in determining the significance of an input to a fair value measurement. Our policy is to recognize transfers in and out of levels as of the beginning of each reporting period. The three levels of the fair value hierarchy and investments that fall into each of the levels are described below:

Level 1: Level 1 inputs are unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

Level 2: Level 2 inputs are inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly.

Level 3: Level 3 inputs are unobservable and cannot be corroborated by observable market data.

The carrying value of investments held by the CLO Funds and the CLO Fund Notes is also their fair value.

AMERICAN CAPITAL ASSET MANAGEMENT, LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(in thousands, except per share data)

The following fair value hierarchy tables set forth our assets and liabilities that are measured at fair value on a recurring basis by level as of December 31, 2013 and 2012:

	2013 (unaudited)
	Level 1	Level 2	Level 3	Total
Assets
CLO Fund Investments:
Loans	$—	$1,490,761	$25,414	$1,516,175
Other CLO Fund Investments	—	5,586	8,673	14,259
	—	1,496,347	34,087	1,530,434
ACSF investments		129,600	69,965	199,565
Compensation plan investments	29,615	—	—	29,615
Total	$29,615	$1,625,947	$104,052	$1,759,614

Liabilities
CLO Fund Notes	$—	$—	$1,497,269	$1,497,269

	2012
	Level 1	Level 2	Level 3	Total
Assets
CLO Fund Investments:
Loans	$—	$761,547	$45,735	$807,282
Other CLO Fund Investments	—	4,249	7,776	12,025
	—	765,796	53,511	819,307
Compensation plan investments	18,213	—	—	18,213
Total	$18,213	$765,796	$53,511	$837,520

Liabilities
CLO Fund Notes	$—	$—	$745,323	$745,323

The following tables set forth the summary of changes in the fair value of CLO Fund Investments and ACSF Investments measured using Level 3 inputs for the years ended December 31, 2013 (unaudited) and 2012:

	CLO Fund Loans	Other CLO Fund Investments	ACSF Investments	Total
Balances, January 1, 2013	$45,735	$7,776	$—	$53,511
Purchases	13,047	—	72,221	85,268
Sales	(4,474)	—	(3,000)	(7,474)
Settlements, net (1)	(18,203)	—	367	(17,836)
Realized and unrealized (losses) gains, net	(250)	897	377	1,024
Transfers from Level 3	(10,441)	—	—	(10,441)
Balances, December 31, 2013	$25,414	$8,673	$69,965	$104,052
(1) includes amortization of discounts and premiums.

	Loans	Other CLO Fund Investments	Total
Balances, January 1, 2012	$48,953	$6,438	$55,391
Purchases	46,351	—	46,351
Sales	(7,597)	(405)	(8,002)
Settlements, net	(38,283)	—	(38,283)
Realized and unrealized gains, net	1,019	1,743	2,762
Transfers from Level 3	(4,708)	—	(4,708)
Balances, December 31, 2012	$45,735	$7,776	$53,511

AMERICAN CAPITAL ASSET MANAGEMENT, LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(in thousands, except per share data)

The following tables set forth the summary of changes in the fair value of CLO Fund Notes measured using Level 3 inputs for the years ended December 31, 2013 (unaudited) and 2012:

CLO Fund Notes
Balances, January 1, 2013	$745,323
Issues	789,463
Settlements, net	(29,346)
Unrealized gains, net	(8,171)
Balances, December 31, 2013	$1,497,269

CLO Fund Notes
Balances, January 1, 2012	$378,671
Issues	355,166
Unrealized losses, net	11,486
Balances, December 31, 2012	$745,323

The following table summarizes the significant unobservable inputs in the fair value measurements of our Level 3 assets by category of investment and valuation technique as of December 31, 2013 (unaudited):

				Range
	Fair Value	Valuation Techniques	Unobservable Inputs	Minimum	Maximum	Weighted Average

Market Yield Valuation Methodology
Loans	$65,207	Discounted cash flow	Market yield	4.5%	14.5%	7.9%
			Estimated remaining life	1 yr	4 yrs	3 yrs
ABS	$38,845	Discounted cash flow	Discount rate	2%	18%	12%
			Constant prepayment rate	30%	35%	31%
			Constant default rate	0.25%	2%	1.6%

The significant unobservable inputs used in the fair value measurement of the Company's Level 3 investments in Loans are market yields and estimated remaining life. Significant increases in market yields would result in a significantly lower fair value measurement. Significant increases in estimated remaining life in isolation would result in a significantly lower fair value measurement. The significant unobservable inputs used in the fair value measurement of the Company's Level 3 investments in ABS are discount rate, constant prepayment rate, and constant default rate. Significant increases discount rates, constant prepayment rates, and/or constant default rates will result in a significantly lower fair value measurement.

The measurement objective of determining the fair value of the CLO Fund Investments and the CLO Fund Notes is to present these assets and liabilities consistently with how market participants would price the Company's net risk exposure to the CLO Funds. We determined the fair value of the CLO Fund Notes based on the fair value of the CLO Fund Investments. There is not an active market for the CLO Fund Notes and had we determined the fair value of the CLO Fund Notes independently, the significant unobservable inputs we would have considered include assumptions for underlying loan collateral default rates, loss severities in the event of default, discount rates as well as the market conditions and expectations of the movement in interest rates. An increase in any one of these individual inputs in isolation would likely result in a decrease in fair value measurement. However, given the interrelationship between loss estimates and the discount rate, overall market conditions would likely have had a more significant impact than changes in any one unobservable input.

AMERICAN CAPITAL ASSET MANAGEMENT, LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(in thousands, except per share data)

Note 6.	ALTERNATIVE ASSET FUNDS' MANAGEMENT CONTRACTS

The Company, through the Fund Managers, provides investment management services to each of its Alternative Asset Funds pursuant to various management contracts (the “Management Agreements”). Under the Management Agreements, the Company's responsibilities include, but are not limited to, sourcing, analyzing and executing investments and asset sales, delivering financial and compliance reports to investors in the Alternative Asset Funds, administering the daily business and affairs of the Alternative Asset Funds, and performing other asset management duties.

The management fees are generally equal to a percentage per annum of the aggregate cost basis of all investments or a percentage per annum of equity, as defined in the Management Agreements, held by the respective Alternative Asset Fund at specified points during each quarter, and are payable monthly or quarterly. Certain Management Agreements also provide for Incentive Fees, which are generally earned when a predefined minimum investment return for the Alternative Asset Funds are earned. The Management Agreements with AGNC and MTGE may only be terminated without cause, as defined in the management agreement, by either party, after the completion of the current renewal term, or the expiration of any automatic subsequent renewal term, provided that either party provides 180-days prior written notice of non-renewal of the management agreement. The current renewal terms of the Management Agreements for AGNC and MTGE are through May 20, 2014 and August 9, 2014, respectively. If AGNC or MTGE were not to renew the respective management agreements without cause, they would be required to pay a termination fee on the last day of the applicable term, equal to three times the average annual management fee earned by the Fund Manager during the prior 24-month period immediately preceding the most recently completed month prior to the effective date of termination.

During the years ended December 31, 2013, 2012 and 2011, management and incentive fee revenue of $193,457 (unaudited), $162,672 and $101,439, respectively, was earned from the Alternative Asset Funds, excluding Incentive Fees. During the years ended December 31, 2013, 2012 and 2011, Incentive Fee revenue of $792 (unaudited), $12,434 and $26,461 was earned from the Alternative Asset Funds, respectively.

Note 7.	INTANGIBLES

The Company's intangible assets consist entirely of finite-lived asset management contract intangibles, and are amortized over the expected term of the respective management contracts. The weighted average remaining amortization period as of December 31, 2013 and 2012 was 2.1 (unaudited) and 2.1 years, respectively.

The gross carrying amount and accumulated amortization for the management contract intangibles as of December 31, 2013 and 2012 were as follows:

	2013 (unaudited)	2012
Gross carrying amount	$29,008	$29,008
Less: accumulated amortization	(25,065)	(21,007)
Intangibles, net	$3,943	$8,001

Amortization expense for the years ended December 31, 2013, 2012 and 2011 was $4,057 (unaudited), $5,049 and $4,095, respectively. The estimated aggregate amortization expense for each of the three succeeding fiscal years is:

2014	$2,753
2015	946
2016	244
Total	$3,943

AMERICAN CAPITAL ASSET MANAGEMENT, LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(in thousands, except per share data)

Note 8.	LONG-TERM DEBT

New American Capital Revolver
On April 5, 2013, a revolving line of credit was established between American Capital Mortgage Management, LLC (“ACMM”), a subsidiary of the Company, and American Capital (the “New American Capital Revolver”) under which it is able to borrow up to $33,000. Interest accrues at a variable rate equal to (a) the greater of (i) the Prime rate or (ii) the Federal funds rate plus one half of one percent (0.5%), or (b) the one-month LIBOR plus 3.75%, subject to a 1.25% LIBOR floor, at ACMM's election for each draw, and is payable monthly. The New American Capital Revolver is scheduled to mature on September 28, 2016, or earlier if paid in full and terminated in accordance with the terms of the credit agreement. ACMM is required to pay a commitment fee in an amount equal to 0.5% on the actual daily unused amount of the lender commitments under the New American Capital Revolver from May 1, 2013 to the commitment termination date, payable monthly in arrears.

As of December 31, 2013, $33,000 (unaudited) was outstanding under the New American Capital Revolver.

CLO Fund Notes
The CLO Fund Notes were issued to finance the purchase of the CLO Fund Investments. The Company has elected the option to record the CLO Fund Notes at fair value. As of December 31, 2013 and 2012, the fair value of the CLO Fund Notes were $1,497,269 (unaudited) and $745,323, respectively, and the outstanding principal balance was $1,535,519 (unaudited) and $761,666, respectively. For further information on the terms of the CLO Fund Notes, see Note 3.

BAML Facility
On December 18, 2013, ACSF Funding entered into a two-year $140,000 secured revolving credit facility with Bank of America, N.A., as agent (the “BAML Facility”).  ACSF Funding may make draws under the BAML Facility to purchase or acquire certain eligible assets.  The BAML Facility is secured by ACSF Funding’s assets pursuant to a security agreement and contains customary financial and negative covenants and events of default. The BAML Facility is non-recourse to ACSF.  Amounts drawn under the BAML Facility bear interest at a rate per annum equal to either (a) LIBOR plus 1.80%, or (b) 0.80% plus the highest of (i) the Federal funds rate plus 0.5%, (ii) Bank of America, N.A.’s prime rate, or (iii) one-month LIBOR plus 1%. ACSF Funding may borrow, prepay and reborrow loans under the BAML Facility at any time prior to November 18, 2015, the commitment termination date, subject to certain terms and conditions, including maintaining a certain borrowing base.  Any outstanding balance on the BAML Facility as of the commitment termination date must be repaid on the maturity date, which is December 18, 2015, unless otherwise extended.

ACSF Funding is required to pay a commitment fee in an amount equal to 0.75% on the actual daily unused amount of the lender commitments under the BAML Facility from February 14, 2014 to the commitment termination date, payable quarterly in arrears.  In addition, if ACSF Funding terminates the commitment amount in whole or in part prior to June 18, 2015, ACSF Funding will be required to pay a make-whole fee equal to the sum of the present values of all future spread amounts that would have been payable in respect of the total commitments (or terminated portion thereof) during the period from the termination date through June 18, 2015.

As of December 31, 2013, there were no (unaudited) amounts outstanding under the BAML Facility.

American Capital Revolver
The Company had a revolving line of credit with American Capital (the “American Capital Revolver”) under which it was able to borrow up to €15,000 million. Funds were able to be drawn in Euros or US dollars. Interest accrued at a variable rate based on either the Prime rate or LIBOR, at the Company's election for each draw, and was payable monthly. The American Capital Revolver was scheduled to mature on September 28, 2016, or earlier if paid in full and terminated in accordance with the terms of the credit agreement. As of December 31, 2012, $9,000 was outstanding under the American Capital Revolver. On April 5, 2013, the American Capital Revolver was terminated, and the outstanding balance as of that date was paid in full.

AMERICAN CAPITAL ASSET MANAGEMENT, LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(in thousands, except per share data)

Future Debt Maturity
The following table sets forth the scheduled amortization on the Company's long-term debt as of December 31, 2013 (unaudited):

	CLO Fund Notes	New American Capital Revolver	Total
2014	$—	$—	$—
2015	—	—	—
2016	—	33,000	33,000
2017	—	—	—
2018	—	—	—
Thereafter	1,535,519	—	1,535,519
Total	$1,535,519	$33,000	$1,568,519

Note 9.	INCOME TAXES

The Company's net income before income taxes and non-controlling interests for the years ended December 31, 2013, 2012 and 2011 consist of the following:

	2013 (unaudited)	2012	2011
Net income before income taxes and non-controlling interests
Domestic	$101,803	$44,449	$48,180
Foreign	(32,988)	(11,982)	(20,613)
Net income before income taxes and non-controlling interests	$68,815	$32,467	$27,567

The Company's income tax provision (benefit) for the years ended December 31, 2013, 2012 and 2011 consist of the following:

	2013 (unaudited)	2012	2011
Current income tax provision
Federal	$34,411	$30,695	$14,090
State	5,538	4,090	1,886
Foreign	413	239	2,886
Total current income tax provision	40,362	35,024	18,862
Deferred income tax provision (benefit)
Federal	28	(17,441)	8,648
State	50	(2,287)	1,122
Foreign	320	25	(949)
Total deferred income tax provision (benefit)	398	(19,703)	8,821
Total income tax provision	$40,760	$15,321	$27,683

AMERICAN CAPITAL ASSET MANAGEMENT, LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(in thousands, except per share data)

The provision for income taxes differs from the amount computed by applying the statutory federal income tax rate to income before income taxes for the years ended December 31, 2013, 2012 and 2011 as follows:

	2013 (unaudited)	2012	2011
Federal income tax at statutory rate	35.00%	35.00%	35.00%
State income tax (net of federal benefit)	7.56%	5.55%	9.69%
Permanent difference	13.95%	(7.09%)	11.93%
Foreign income tax	0.64%	13.73%	33.20%
Conversion to taxable corporation	—%	—%	10.60%
Other	2.08%	—%	—%
Total income tax provision	59.23%	47.19%	100.42%

The components of the Company's net deferred tax assets and liabilities as of December 31, 2013 and 2012 consisted of the following:

	2013 (unaudited)	2012
Deferred tax assets:
Foreign net operating losses	$3,540	$3,860
Employee benefit programs	181	3,449
Non-controlling interest units	16,981	19,076
Vesting of equity compensation	3,094	2,662
Other	5,887	3,394
Total deferred tax assets	29,683	32,441
Less: valuation allowance	(2,505)	(2,559)
Net deferred tax assets	27,178	29,882
Deferred tax liabilities:
Management contracts	(1,062)	(1,846)
Incentive management fee	(15,744)	(15,383)
Total deferred tax liabilities	(16,806)	(17,229)
Net deferred tax asset	$10,372	$12,653

Assessing the recoverability of a deferred tax asset requires management to determine whether it is more likely than not that the deferred tax assets are realizable. As of December 31, 2013 and 2012, the Company has provided a valuation allowance of $2,505 (unaudited) and $2,559, respectively, for the portion of foreign deferred tax assets that it believes are more likely than not unrealizable.

As of December 31, 2013, the Company had $16,858 (unaudited) of accumulated foreign net operating loss carryforwards attributable to the United Kingdom that generally do not expire.

The Company recognizes tax benefits for uncertain tax positions only when the position is more likely than not to be sustained assuming examination by tax authorities.

A reconciliation of the beginning and ending balances of unrecognized tax benefits is as follows:

	2013 (unaudited)	2012	2011
Unrecognized tax benefits, at beginning of the year	$753	$352	$—
Additions for tax positions of prior years	753	401	352
Unrecognized tax benefits, at end of the year	$1,506	$753	$352

AMERICAN CAPITAL ASSET MANAGEMENT, LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(in thousands, except per share data)

As of December 31, 2013, the total amount of unrecognized tax benefits, if recognized, that would affect the effective tax rate is $1,506 (unaudited). As of December 31, 2013, there were no (unaudited) unrecognized tax benefits that the Company expects would change significantly over the next twelve months.

We identify our major U.S. tax jurisdictions as federal, New York and Maryland and our major foreign jurisdictions as the United Kingdom and France. The statute of limitation for the federal, New York, and Maryland income tax returns for American Capital for the tax periods beginning with the tax fiscal year ended September 30, 2010 remain open to assessment. The statute of limitations remain open for various foreign jurisdictions for tax fiscal years ended December 31, 2008 or later. The federal income tax return of American Capital for the tax fiscal year ended September 30, 2008 is currently under examination by the Internal Revenue Service. We do not expect the examination to have a material effect on American Capital's or Company's consolidated financial statements. The income tax returns for a corporate subsidiary of American Capital Asset Management, LLC for the tax fiscal year ended December 31, 2007 and 2008 are currently being contested by a foreign jurisdiction. Amounts in dispute are reflected as unrecognized tax benefits.

Note 10.	RELATED PARTIES

American Capital Administrative Services Agreement
The Company has entered into administrative services agreements with American Capital (the “Administrative Services Agreements”). Through these agreements, American Capital provides investment advisory and oversight services to the Company, as well as access to its employees, infrastructure, business relationships, management expertise and capital raising capabilities. American Capital charges the Company a fee for these services. Under certain Administrative Services Agreements, American Capital calculates their fee as a percentage of management fees earned by the Fund Manager. In other agreements, American Capital bases their fee on an allocation of costs that contribute to the operation of the Fund Managers' businesses. As of December 31, 2013 and 2012, we recorded administrative fee payables of $18,371 (unaudited) and $10,148, respectively.

American Capital Investments in Managed Funds
American Capital holds an investment in a portion of the CLO Mezzanine Notes and CLO Subordinated Notes issued by ACAS CLO 2007-1, and an investment in CLO Subordinated Notes issued by CLO 2013-2. American Capital also holds investments, including certain controlling ownership interests, in certain issuers of the securities in which the CLO Funds have invested. American Capital also holds controlling financial interests in certain investments held by ACE I and ACE II, and owns 100% of the outstanding common stock of European Capital. Employees of ECAM hold mandatory redeemable preferred stock interests in European Capital through the ECAM Long-Term Incentive Plan discussed in Note 12.

Note 11.	COMMITMENTS AND CONTINGENCIES

Leases
The Company has entered into non-cancelable lease agreements for office space in the United States, United Kingdom and France. The lease in the United States expires in 2019. The leases in the United Kingdom and France expire over the next 6 years. Each of the leases contains provisions for certain annual rental escalations. A portion of the office space in the United Kingdom has been sublet.

Future minimum lease payments under non-cancelable operating leases as of December 31, 2013, net of $680 in expected receipts under non-cancelable subleases, are as follows (unaudited):

2014	$1,272
2015	1,071
2016	577
2017	581
2018	585
Thereafter	471
Total	$4,557

Rent expense was $1,038 (unaudited), $1,195, and $996 for the years ended December 31, 2013, 2012 and 2011, respectively.

AMERICAN CAPITAL ASSET MANAGEMENT, LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(in thousands, except per share data)

Note 12.	EMPLOYEE COMPENSATION PLANS

ECAM Long-Term Incentive Plan
Employees of ECAM participate in a Long-Term Incentive Plan (the “LTIP”) whereby restricted mandatorily redeemable preferred shares in European Capital were purchased by the participating employees. The difference between the purchase price and the fair value, calculated by reference to the value of European Capital and certain of its investments, is recorded as compensation expense over the vesting period. At the end of each reporting period, the Company revises its estimate of the number of equity instruments expected to vest and the fair value of the awards. The impact of the revision of the original estimates, if any, is recognized as an expense such that the cumulative expense reflects the revised estimate. The total amount of compensation expense recorded in the years ending December 31, 2013, 2012 and 2011 was $34,205 (unaudited), $14,016 and $25,992, respectively.

ECAM Employee Benefit Trust
ECAM has compensated employees through awards of common shares in American Capital (the “EBT Awards”) via Employee Benefit Trusts (“EBTs”). The EBT Awards were measured at fair value at each balance sheet date using quoted prices from the NASDAQ stock exchange. These awards were accounted for as cash-settled. The total amount to be expensed over the vesting period was determined by reference to the fair value of the awards granted. Forfeited awards were credited to the consolidated statements of operations in the year in which they were forfeited. During 2011, all share awards in the EBTs were fully vested and transferred to ECAM's current employees. No further share-based payment costs will be recognized in relation to this plan in the future. The fair value of the employee services received in exchange for the grant of the share-based awards were recognized in the consolidated statements of operations as Stock-based and other compensation.

ECAM French Stock Loan Plan
In 2005 through 2007, pursuant to a long-term incentive plan (the “Plan”), ECAM made non-recourse loans (the “French Stock Loans”) for the purchase of common shares in American Capital (the “American Capital Shares”) by employees of its French branch (the “FSL Participants”). The French Stock Loans were collateralized by the American Capital Shares acquired by the employees and have original maturity dates of April 2014 through March 2016, which may be extended with the permission of the FSL participants. The Company originally accounted for the Plan as if it was a stock option plan. During 2009, the Plan was modified such that participants forfeited their rights to the American Capital Shares and transferred control of them to ECAM in return for the indemnification by ECAM of their future income tax liabilities, if any, arising from the forgiveness of loans made under the Plan. The indemnification was made pursuant to indemnification agreements (the “Indemnification Agreements”) entered into with the participants as part of the modification and was capped at a maximum of $15,309 in the aggregate. Proceeds on the sale of shares of American Capital stock controlled by ECAM will be used to offset participant indemnification liabilities. In conjunction with and as a condition of entering into the Indemnification Agreements, an escrow account was established and was funded with $15,309 (the “Indemnification Escrow”), which represents the maximum potential liability as calculated on the date the Indemnification Agreements were executed.

As part of the accounting for the indemnification agreements in 2009, the Company should have recorded a liability for the exposure, and corresponding compensation expense, of approximately $15,309, which reflected the estimated tax exposure to the employees associated with the Indemnification Agreements. The Company believes that the adjustment to correct the financial statements for the misstatement is immaterial to prior year consolidated financial statements. As a result, it has recognized the liability of $15,309 as an adjustment to the line item retained earnings, net of accumulated distributions on the consolidated statement of changes in member’s equity as of January 1, 2011, for the estimated liability under the Indemnification Agreements. The recognition of the liability does not impact the consolidated statements of operations, comprehensive income, or cash flows for any of the periods presented. As of December 31, 2013 (unaudited) and 2012, the carrying value of the obligation associated with the Indemnification Agreements is $15,309, and is included in the line item accounts payable and other accrued liabilities on the consolidated balance sheets. The Indemnification Escrow as of December 31, 2013 (unaudited) and 2012 of $15,309 is recorded in the line item restricted cash and cash equivalents on the consolidated balance sheets.

Amounts receivable on the sale of shares of American Capital stock controlled by ECAM that will be used to offset the participant indemnification liabilities was $4,737 (unaudited) and $3,640 as of December 31, 2013 and 2012, respectively, and is included in the line item compensation plan investments, at fair value on the consolidated balance sheets.

Deferred Compensation Plan
A subsidiary of the Company has a non-qualified deferred compensation plan (the “Deferred Plan”) for the purpose of granting cash bonus awards to certain of its employees. The Board of Managers of the subsidiary is the administrator of the Deferred Plan. The Deferred Plan is funded through a trust (the “Trust”) which is administered by a third-party trustee. The Board of Managers

AMERICAN CAPITAL ASSET MANAGEMENT, LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(in thousands, except per share data)

determines cash bonus awards to be granted under the Deferred Plan and the terms of such awards, including vesting schedules. The Company contributes cash to the Trust in the amount of the approved cash bonus awards, and the cash is invested by the Trust in the common stock of certain Managed Funds and American Capital (the “Deferred Plan Investments”). Awards vest contingent on the employee's continued employment. The Trust provides certain protections of its assets from events other than claims against our assets in the case of bankruptcy. The assets and liabilities of the Trust are consolidated in the consolidated financial statements.

The Deferred Plan does not permit diversification and the cash bonus awards must be settled by the delivery of a fixed number of shares of the Deferred Plan Investments. The compensation cost for the awards is recognized over the requisite service period, initially using the grant date fair value, which is the amount of the cash bonus award, with adjustments made during the vesting period based on changes of the value of the underlying shares. Changes in the value of unvested shares and shares vested but not distributed are recognized through earnings. Dividends on shares held by the Trust are recognized in Other non-operating income, net in the consolidated statements of operations. The Deferred Plan Investments held by the Trust are accounted for as Compensation plan investments, at fair value in the consolidated balance sheets. The cumulative expense for unvested awards is included in Accounts payable and other accrued liabilities in the consolidated balance sheets.

During the years ended December 31, 2013, 2012 and 2011, we recorded compensation expense of $5,785 (unaudited), $3,375 and $828, respectively, attributable to the Deferred Plan. We calculated the compensation expense recognized during the years ended December 31, 2013 (unaudited), 2012 and 2011 assuming there would be no forfeitures. During the years ended December 31, 2013 and 2012, the Trust distributed shares with a value of $3,769 (unaudited) and $1,434, respectively.

Note 13.	REDEEMABLE NON-CONTROLLING INTEREST

In 2011, a subsidiary of the Company (the “Subsidiary Grantor”) granted restricted units (the “Employee Membership Units”) of the Subsidiary Grantor (the “Employee Grant”) to one of its employees (the “Employee Member”). Under the terms of the Amended and Restated Limited Liability Company Operating Agreement of the Subsidiary Grantor (the “Subsidiary Grantor LLC Agreement”), holders of the Employee Membership Units are entitled to a pro-rata share of any distributions paid by the Subsidiary Grantor to its members, including during the vesting period. Additionally, the Subsidiary Grantor LLC Agreement allows the Employee Member to require the Company to redeem vested Employee Membership Units at a value defined in the Subsidiary Grantor LLC Agreement in certain circumstances that are under the control of the Employee Member. The Company also has the option to call the Employee Membership Units upon termination of the Employee Member. The grant was originally scheduled to vest ratably over 5 years. After fully vesting, the Employee Membership Units would have represented an 18% equity interest in the Subsidiary Grantor. The grant was initially valued at $13,709. There have been no other Employee Grants. In accordance with ASC 718, the Employee Grant is accounted for as a liability award. As such, the value of the Employee Grant is measured at fair value at the end of each reporting period. After the Employee Member bears the risks and rewards normally associated with equity share ownership for a reasonable period of time from the date the requisite service is rendered, which is estimated to be six months after the vesting date, the fair value of the vested portion of the Employee Grant, as measured six months after the date of vest, is reclassified to Redeemable Non-controlling Interests (the “Maturation”).

In 2012, the Employee Grant was modified (the “Modification”) to accelerate vesting on a portion of the original grant that had not yet vested prior to the Modification. An expense of $36,929 was recognized in 2012 as a result of the Modification. At the date of the Modification, ACAM purchased Employee Membership Units representing an 8% equity interest in the Subsidiary Grantor from the employee for $55,898.

During the year ended December 31, 2013, we recorded compensation expense of $15,377 (unaudited) attributable to the Employee Grant. During the year ended December 31, 2012, we recorded compensation expense of $63,225 attributable to the Employee Grant, including the expense associated with the Modification. During the year ended December 31, 2011, we recorded compensation expense of $21,023 attributable to the Employee Grant. We calculated the compensation expense recognized during the years ended December 31, 2013 (unaudited), 2012 and 2011 assuming there would be no forfeitures.

Dividends paid to the Employee Member during the years ended December 31, 2013, 2012 and 2011 were $10,973 (unaudited), $8,355 and $4,191, respectively. During the years ended December 31, 2013, 2012 and 2011, we recorded compensation expense of $6,433 (unaudited), $7,172 and $5,886, respectively, which represents the portion of the total dividend payments which were made to the Employee Member related to grants which had not yet matured on the date of the dividend payment.

AMERICAN CAPITAL ASSET MANAGEMENT, LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(in thousands, except per share data)

A summary of the Employee Membership Units awards as of and for the year ended December 31, 2013 (unaudited) is as follows:

Units
Non-vested, beginning of year	6.2
Vested	(2.1)
Non-vested, end of year	4.1

A summary of the changes in the Redeemable Non-controlling Interests for the years ended December 31, 2013 and 2012 are as follows:

	2013 (unaudited)	2012
Balance, beginning of the year	$21,568	$9,587
Maturation of Employee Membership Units	10,713	11,482
Change in value of Employee Membership Units	(6,856)	13,076
Redemption of Employee Membership Units	—	(12,577)
Balance, end of the year	$25,425	$21,568